GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY ANNOUNCES
AUTOMOTIVE ACQUISITION IN GERMANY

GPC’s Alliance Automotive Group Enters Definitive Agreement to Acquire German Hennig
Fahrzeugteile Group

Atlanta, Georgia, June 7, 2018 — Genuine Parts Company (NYSE: GPC) announced today an acquisition for its European Automotive business.

Alliance Automotive Group (AAG), the Company’s wholly-owned automotive distribution company based in London, U.K., has entered into a definitive agreement to acquire Hennig Fahrzeugteile Group. The transaction is expected to close by August 1, 2018, and is contingent upon satisfaction of customary closing conditions and receipt of applicable regulatory approvals.

Hennig Fahrzeugteile Group, headquartered in Essen, North Rhine-Westphalia, is one of Germany’s leading suppliers of light and commercial vehicle parts. Hennig Fahrzeugteile has 31 branches across Germany and serves more than 9,000 customers, predominantly independent workshops and retailers. The Company expects the acquired business to generate annual revenues of approximately $190 million (US$).

Paul Donahue, Chief Executive Officer of Genuine Parts Company, stated, “Hennig Fahrzeugteile Group is a premier supplier of vehicle parts in the German marketplace, and the addition of this business serves to further expand our presence and scale in Europe as we build on our global growth strategy. We are pleased to welcome the Hennig Fahrzeugteile team into the AAG and GPC family and expect the combination of our organizations to be a great fit, both financially and strategically. We look forward to the many contributions the Hennig Fahrzeugteile team will make in the years ahead.”

Jean-Jacques Lafont, Chief Executive Officer of Alliance Automotive Group added, “We look forward to welcoming Hennig Fahrzeugteile Group to the AAG organization. With this acquisition we continue our expansion in Germany and add another competitive network to serve our customers.”

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to the proposed business combination transaction between the Company and Essendant, Inc. (“Essendant”) in which the Company will spin-off its Business Products Group and combine this business with Essendant or the acquisition of Alliance Automotive Group (AAG) and the anticipated strategic benefits, synergies and other attributes of these transactions, as well as future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the Company’s ability to successfully integrate AAG into the Company and to realize the anticipated synergies and benefits; changes in the European aftermarket; the Company’s ability to complete the transaction to spin-off its Business Products Group; the Company’s ability to successfully implement its business initiatives in each of its three business segments; slowing demand for the Company’s products; changes in legislation or government regulations or policies; changes in general economic conditions, including unemployment, inflation or deflation; changes in tax policies; volatile exchange rates; high energy costs; uncertain credit markets and other macro-economic conditions; competitive product, service and pricing pressures; the ability to maintain favorable vendor arrangements and relationships; disruptions in our vendors’ operations; the Company’s ability to successfully integrate its acquired businesses; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company’s information systems, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2017 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany and Poland. The Company also distributes industrial replacement parts and electrical and electronic materials in the U.S., Canada and Mexico through its Industrial Products Group. S.P. Richards Company, the Business Products Group, distributes a variety of business products in the U.S. and Canada. Genuine Parts Company had 2017 revenues of $16.3 billion. Further information is available at www.genpt.com.

About Alliance Automotive Group

Alliance Automotive Group is a leading distributor of light and commercial vehicle parts to the independent aftermarket in France, Germany, the U.K., and Poland, doing business under the Groupauto France, Précisium, Partners and Gef’Auto brands in France, Groupauto UK, UAN and FPS in the UK, Alliance Automotive Group Germany in Germany and Groupauto Poland in Poland. AAG serves approximately 40,000 garages with over 100,000 different parts for repair and maintenance from a network of more than 300 company-owned stores and approximately 1,800 affiliated outlets. Further information is available at www.allianceautomotivegroup.eu.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President — Investor Relations — (678) 934-5628